Exhibit 10.8

August 1, 2002

Mr. Kirk Maples

Dear Kirk:

        As we discussed, I am delighted to make you an offer to join AnaMax, Inc., as Vice President of Pre-Clinical Development, reporting to the Chief Executive Officer. The terms and conditions of our offer are as follows:

        Your monthly base salary will be $14,167, less applicable withholding. This salary will be paid in accordance with our normal payroll procedures.

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  Your employment will commence on August 16, 2002.

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  You agree to dedicate 100% of your working time to AnaMax and, with the exception of services you are performing for other entities as of the date of this letter, (and which you have disclosed in writing to AnaMax) and the work that you may be asked to do for DARPA, as defined below. You will not engage in any other work without notifying the Chief Executive Officer. You agree that you are not a party to any contract or agreement that would preclude you from accepting this offer or performing services as an employee for AnaMax. With regard to DARPA, it is understood that they may continue to require you services on a limited basis for some period of time after this agreement becomes effective. Due to mutual business interest, Anamax will allow you to continue to perform contract work for DARPA up to three days per month.

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  You will be entitled to participate in Anamax's benefit plans in accordance with their terms.

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  In addition to your salary, you will be eligible to earn an additional 20% bonus paid quarterly upon the achievement of quarterly goals that will be agreed to at the beginning of each quarter.

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  Subject to approval of the AnaMax Board of Directors, you will be eligible to receive a stock option grant in the amount of one percent (1%) of the total outstanding shares of the company, or approximately 125,100 shares. The terms and conditions of any stock option grant, including the exercise price will likewise be subject to the Board's approval. These shares will be subject to four-year vesting with a one-year cliff.

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  If you accept this offer, your employment with AnaMax will be at will.

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  As an employee of AnaMax, you will be expected to abide by company rules and regulations. As a condition of employment, you will be required to sign and comply with a Confidential Information and Invention Assignment Agreement which, among other things, prohibits unauthorized use or disclosure of AnaMax's proprietary information.

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  The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and AnaMax. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

        We are very enthusiastic that you have agreed to join the AnaMax team and we look forward to working with you.

Sincerely,
AnaMax, Inc.
/s/ DAVID PERRY David Perry
Agreed and accepted:
/s/ KIRK R. MAPLES	8/13/02
Kirk R. Maples	Date